Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D dated April 23, 2008 with respect to the common stock of Osteologix, Inc. is, and any amendments hereto signed by each the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d) under the Securities Exchange Act of 1934, as amended.

Date: April 23, 2008	BML HEALTHCARE I, L.P.

	By:	/s/ Michael Forer
[Director, BML General Partner Limited on behalf of BML Healthcare I, L.P.]

Date: April 23, 2008	BML GENERAL PARTNER LIMITED

	By:	/s/ Michael Forer
[Director]

Date: April 23, 2008	BIOSCIENCE MANAGERS LIMITED

	By:	/s/ Michael Forer
[Managing Director]

Date: April 23, 2008	Jeremy Curnock Cook

	By:	/s/ Jeremy Curnock Cook
Jeremy Curnock Cook